CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AMG Funds II of our reports dated February 24, 2022 and March 1, 2022, relating to the financial statements and financial highlights, which appears in AMG GW&K Enhanced Core Bond ESG Fund’s and AMG GW&K Global Allocation Fund’s Annual Reports on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 29, 2022